Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-90217 and 033-65413) pertaining to the Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees of our report dated June 18, 2004, with respect to the financial statements and supplemental schedules of the Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/    Ernst & Young LLP

Atlanta, Georgia

June 25, 2004

13